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                                                                    Exhibit 99.1

                          DATAWARE TECHNOLOGIES, INC.

                Important Risk Factors Regarding Future Results

   Our SEC filings or other public announcements may contain "forward-looking statements." These are statements that relate to the future and include statements about our:

  . projected financial performance, including but not limited to revenues, expenses, and profits or losses;
   . market opportunities;
   . product development;
   . commercialization of new products; and . future operations.

   These statements can be identified by the use of words like "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are necessarily based on management's knowledge at the time they are made. Although we believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, you should not view them as guarantees of future performance.

   All statements like this are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Important factors that could cause future results to differ materially from those projected in the forward-looking statements include those discussed below and others.

We may have difficulty transitioning to an e-business solutions model, which could affect our ability to meet our long-term goals.

   During 1999, we began to transition our business and our corporate organization to an e-business solutions model. This model involves an extensive personnel reorganization, as well as new sales and marketing strategies. We have made substantial progress in our efforts to position the company in the e-business market by expanding our e-business solutions customer base and adding new executives experienced in this area to the management team. However, we may not be able to successfully implement the e-business solutions model. Some of the risks associated with our revised approach include:

  . we may not effectively complete the necessary personnel reorganization; . an excessive level of high-cost customized services may be required to provide solutions meeting individual customers' needs;
  . we may not be able to develop appropriate new distribution channels capable of delivering these offerings economically and on time; and
  . sales of our older product lines may decline more rapidly than they can be replaced by revenues from newer offerings.

If we are unable to keep pace with rapid technological changes in the market for our products and services, we may miss market opportunities, which could reduce sales.

   The market for e-business solutions in general, and information management and distribution products and services in particular, continues to change rapidly. We must keep up with changing technology and customer demands, including technologies and features introduced by our competitors, or we will not be successful.

   As with any new product, our most innovative offerings may be subject to delays in development, "debugging," production, or customization, and will require periods of adjustment to ensure that they are meeting customer requirements. These may cause us to miss market opportunities and future sales.
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If we cannot raise any necessary capital, we may not be able to expand, or we may have to cut back, our operations.

   In recent years we have had significant operating losses. Our liquid assets and borrowings may be insufficient to provide for our growth for the near future or even for our operations at our current rate beyond the first half of 2000. Therefore, we have begun to consider various alternatives available to us to raise additional capital during the first half of 2000 to meet our working capital needs and to support a more aggressive expansion of our business. We are currently evaluating our options, and have made no decisions on the amount that we would raise, the type of securities that might be offered, or on any other terms of any possible financing. There is no assurance that we will be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. In addition to or as an alternative to raising capital, we may be required to cut back operations to extend our resources. In general, factors such as the following may cause liquidity problems in the future:

  . unanticipated changes in business conditions or delays in market acceptance of new products;
  . expansion of operations or research and development activities; . development of new distribution channels;
  . competitive and technological developments; and . future acquisitions of businesses and/or product rights.

We face intense competition. If we cannot develop new, improved or more cost effective products and solutions as quickly as our competitors, we will lose sales.

   The markets in which we do business are intensely competitive. Increased competition may result in price reductions, reduced gross margins, lost business, and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

   Our competition varies by:

  .  geography (North America, Europe, Asia);
  .  type of customer (commercial, corporate, government agency);
  . market segment (financial services, high technology, etc); and . application category (from high-end, complete software and service solutions to pure software sales).

   Our competitors include traditional information retrieval competitors, as well as very significant companies in various areas of the e-business solutions market. It is likely that new competitors will enter these markets as they continue to grow. Furthermore, as the markets grow, a number of companies could attempt to increase their presence in our markets by acquiring or forming strategic alliances with our competitors or by introducing products or services specifically designed for these markets. Compared to us, many of our current and future competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources.

We are dependent on key personnel, whose loss could delay our product development initiatives or ability to market to customers.

   Our success depends on our ability to attract, motivate and retain highly skilled technical, management, sales and marketing personnel. Competition for personnel in the computer software and services industry is intense, and we are always at risk of losing key personnel to our competitors. We may not be able to attract and retain additional highly skilled employees, which could impair our ability to adequately manage and complete existing projects or develop and introduce competitive products.

   Our ability to provide competitive equity compensation to key employees plays a significant role in personnel retention. Stock options are a significant part of our compensation package, but we presently have no shares remaining for award under our stock compensation plans. We are asking our shareholders at the 2000 Annual Meeting to authorize an increase in the number of shares we may issue, as well as additional shares to grant to employees under our Equity Incentive Plan and Employee Stock Purchase Plan. If the stockholders do not approve these increases, we may not be successful in attracting and retaining qualified personnel.

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Since a large portion of our revenues are generated outside the United States, changes in international markets could affect our overall sales.

   We generate a significant portion of our revenues from international sales. Currently, we have direct sales organizations in the United Kingdom, Denmark and Singapore and have distribution agreements covering other European countries, the Pacific Rim, and South America. Our performance could be adversely affected by changes in the world economies. As a result of doing business abroad, a significant percentage of our revenues and expenses are denominated in foreign currencies that fluctuate in value. Although we may enter into foreign exchange forward contracts and foreign exchange option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may have a material impact on our results. Risks of doing business abroad include:

  . unanticipated changes in regulatory requirements, tariffs and other barriers;
  .  potential changes in tax and other laws;
  .  greater difficulty in protecting intellectual property rights;
  . difficulties in managing foreign operations; and . general economic and political conditions.

   These or other factors may have a material adverse effect on our international sales, our ability to collect international receivables, or the value of our assets denominated in foreign currencies, any of which would hurt our operating results.

Market factors that affect certain classes of customers may hurt our results.

   Our revenues depend on our maintaining relationships with certain classes of customers, including:

  . government agencies in the United States, Canada, Germany and the United Kingdom;
  . corporate and commercial publishers, and law firms (for certain on-line products);
  . financial printers and issuers of securities; and . financial services and health care organizations.

   Factors that affect any of these customer groups may have a substantial adverse effect on our earnings. For example, political pressures may cause governmental customers to reduce spending on our products and services. A reduction in the amount of orders received from any customer class could have a material adverse effect on our earnings and may cause actual results to vary materially from quarter to quarter.

We may not be able to obtain or enforce protection for our intellectual property, which could limit our ability to prevent competitors from using our technology.

   Our success depends in large part on protecting our proprietary intellectual property rights. We rely primarily on a combination of copyright, trademark and trade secret laws, license agreements, employee and third party non-disclosure agreements and other methods to protect our software. We rely to a limited extent on patent protection for our software products.

   Various factors create risks in this area. For example, existing copyright laws--even in the United States--afford only limited protection, and it may be difficult to protect proprietary rights in certain international markets where the laws do not offer the same intellectual property protection as U.S. law. Third parties may claim we are infringing their rights. If these claims are made, they may result in costly litigation or require us to license intellectual property rights of others, which may not be possible on reasonable terms or at all. Any such claims, with or without merit, can be time consuming and expensive to defend, which can adversely affect our financial condition.

We may have difficulty integrating acquisitions into our business, which could increase our costs and delay our ability to take advantage of the acquired assets.

   Over the last several years, we have expanded our product range and customer base through a number of selective acquisitions. We may acquire additional businesses or assets in the future. The success of an

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acquisition is dependent upon our ability to integrate the acquired business or assets into our organization. For example, we may have difficulty integrating acquired technology into our products, or we may not be able to retain or motivate key employees of the acquired company. Our inability to integrate an acquired business, or an increase in the cost of integration, could materially and adversely affect our business, operating results and financial condition.

   In addition, acquisitions may result in the allocation of purchase price to in-process R&D. The SEC has raised concerns about the methodologies used and allocation of purchase price to in-process R&D and has required some companies to adjust or restate prior periods to reduce allocations to in-process R&D, thereby increasing intangible assets and future amortization expense. While we believe that our in-process R&D allocations are appropriate, if the SEC were to require us to change an allocation, this would result in a higher amortization expense, which would adversely impact our operating results.

We rely on third-party distributors who may not sell enough of our products to make our business profitable.

   A significant portion of our products are sold through indirect distribution channels, such as value-added resellers. If we cannot develop and effectively manage these relationships, it could have a material adverse effect on our business.

Year 2000 problems could cause interruption or failure of our internal computer systems and those of our suppliers, which may be expensive to fix.

   We have completed testing of our current, updated product offerings (including third party software incorporated in the products) and believe that they are all Year 2000 compliant. We have also reviewed the computer systems through which we provide certain services to customers and believe that they also are Year 2000 compliant.

   To date, no material problems related to the Year 2000 issue have surfaced. It is possible, however, that such problems exist but either have not yet manifested themselves or have not yet been detected. We cannot, of course, predict the nature or materiality of the impact on our operations or operating results of Year 2000 disruption by parties over whom we have no control. These Year 2000 problems may be expensive to fix and could have a material adverse effect on our operating results.

Our operating results fluctuate from quarter to quarter, making future operating results difficult to predict.

   We have experienced, and may continue to experience, significant quarterly fluctuations in our operating results. Our revenue from software license fees are substantially dependent on factors including the following:

  . the timing of product shipments and receipt of license reports for sales that are often difficult to forecast;
  .  our ability to close significant sales in any quarter;
  .  external market conditions; and
  .  competition.

   Changes in these factors may result in a material variation between forecasted quarterly results and actual results. Moreover, our shift in business emphasis to an e-business solutions model has resulted in increased product development costs and less predictable sales cycles for products and services. Also, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter, making any prediction of quarterly results before the end of a quarter potentially unreliable. Given these variations, we cannot assure you that we will be consistently profitable during any particular period. A shortfall in revenues during any quarter could cause our earnings for that quarter to fall below expectations, which could adversely impact the market price of our stock.

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